Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Convio, Inc.

at

$16.00 Net Per Share

by

Caribou Acquisition Corporation,

a wholly owned subsidiary of

Blackbaud, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 22, 2012, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated January 25, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute the “Offer”), in connection with the offer by Caribou Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Blackbaud, Inc. a Delaware corporation (“Parent”), to purchase all the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Convio, Inc. (the “Company”), at a price of $16.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest thereon.

The purpose of the Offer is for Parent, through Purchaser, to acquire control of the Company. If the Offer is consummated, and certain conditions are satisfied or waived, Purchaser will be merged with and into the Company (the “Merger”), and the Company will be the surviving corporation, and a wholly owned subsidiary of Parent, pursuant to an Agreement and Plan of Merger, dated as of January 16, 2012 (the “Merger Agreement”), by and among Parent, Purchaser and the Company.

WE ARE THE HOLDER OF RECORD OF SHARES FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The offer price is $16.00 per Share, net to you in cash, without interest (subject to applicable withholding taxes), upon the terms and subject to the conditions of the Offer.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Wednesday, February 22, 2012, unless the Offer is extended.

4.	The Offer is conditioned upon a number of conditions as set forth in the Offer to Purchase.

5.	The disinterested members of the board of directors of the Company have unanimously:

•	approved the execution and delivery of the Merger Agreement and approved the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

•	determined that the terms of the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders;

•

recommended that the Company’s stockholders accept the Offer, tender their Shares in the Offer and approve and adopt the Merger Agreement if required to do so by the Delaware General Corporation Law; and

•	declared that the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable.

6.	Tendering stockholders who are registered holders of Shares or who tender their Shares directly to Computershare, the Depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, subject to the Offer to Purchase and the Instructions of the Letter of Transmittal, stock transfer taxes on the transfer sale of Shares pursuant to the Offer.

7.	Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for Shares pursuant to the procedures set forth in the Offer to Purchase, or timely book-entry confirmation with respect to such Shares, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or in the case of a book entry transfer, an Agent’s Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates representing Shares or book-entry confirmations are actually received by the Depositary.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

Convio, Inc.

at

$16.00 Net Per Share

by

Caribou Acquisition Corporation,

a wholly owned subsidiary of

Blackbaud, Inc.

In connection with the offer by Caribou Acquisition Corporation (“Purchaser”), a wholly owned subsidiary of Blackbaud, Inc., to purchase all the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Convio, Inc. (the “Company”), at a price of $16.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest thereon, the undersigned hereby acknowledge(s) receipt of your letter dated January 25, 2012, the enclosed Offer to Purchase, dated January 25, 2012, and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”).

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES TO BE TENDERED:		SIGN HERE

Shares(1)
(Signature(s))

Please Type or Print Name(s)

Please Type or Print Name(s)

Area Code and Telephone Number

Tax Identification Number or Social Security Number
Dated:

(1) Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.